TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (the “Agreement”) is made and entered into as of August 3, 2005 (“Agreement Date”), by and between Naturade, Inc., a Delaware corporation with its principal executive offices located at 14370 Myford Rd. #100, Irvine, California 92606 (“Naturade”), and Symco, Incorporated a Nevada corporation with its principal executive offices located at 2301 West Highway 89A, Suite 107, Sedona, Arizona 86336 (“Symco”), and Symbiotics, Inc., an Arizona corporation with its principal executive offices located at 2301 West Highway 89A, Suite 107, Sedona, Arizona 86336 (“Symbiotics”) (Symco and Symbiotics are collectively referred to herein as the “Company”).

Recitals

A. The Company and Quincy Investments Corp., a Bahamas International Business Corporation (“Quincy”) have entered into that certain Asset Purchase Agreement dated as of July 22 2005 (the “Purchase Agreement”).

B. Quincy has assigned to Naturade, and Naturade has assumed, the rights and obligations of Quincy under the Purchase Agreement as and to the extent provided in that certain Assignment and Assumption Agreement of even date herewith by and among Naturade, Quincy and the Company (the “Assignment Agreement”).

C. This Agreement is the transition agreement referred to in Section 2.02(f) and 2.03(d) of the Purchase Agreement, and the Company and Naturade in satisfaction of the requirements of the Purchase Agreement intend that the Company provide to Naturade the services set forth herein on the terms and conditions provided for herein.

Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties agree as follows:

1.01 Access to Premises. The Company agrees to provide Naturade with commercially reasonable access to and use of the facility located at 2301 W. Highway 89A, Suite 107, Sedona, AZ (the “Premises”) as provided in this paragraph. From the date hereof until terminated by Naturade with 30 day notice or September 30, 2005 whichever comes first (the “Transition Period”), the Company hereby grants to Naturade the right to have each of its employees; officers, agents and other representatives occupy and use the Premises. Naturade agrees to occupy the Premises throughout such period and to occupy and use the Premises only in a manner consistent with the terms of the lease applicable to the Company as the tenant of the Premises. Naturade acknowledges and agrees that the Company shall also occupy and use the Premises throughout such period, and Naturade and the Company agree to cooperate reasonably in connection with the shared occupancy and use of the Premises.

1.02 Compliance with Lease Requirements. Naturade agrees not to take any action, or refrain from taking any action, that would cause the Company to violate its lease on the Premises or that would constitute a violation of the lease if Naturade were the tenant under the lease. Naturade is responsible for all damage to the Premises it has a right to occupy hereunder and for all costs of relocation. If, notwithstanding the other provisions of this Agreement, Naturade occupies any portion of the Premises after the expiration or termination of the relevant lease, Naturade must pay the fair rental price for the Premises, which shall be not less than the rent, common area charges and similar expenses paid or to be paid by the Company and any penalties or other costs incurred by the Company in connection with the Premises.

1.03 Indemnification. Naturade shall indemnify, defend, release and hold harmless the Company from and against any or all actions, causes of action, claims, demands, losses, costs or liabilities (“Claims”) to the extent arising from the acts or omissions of Naturade (including its employees), its representatives or agents that occur on the Premises for the period of time during which the right to occupy and use the Premises continues, except to the extent any such Claim arises from the gross negligence, recklessness or intentional misconduct of the Company. The Company shall indemnify, defend, release and hold harmless Naturade from and against any or all Claims to the extent arising from the acts or omissions of the Company (including its employees), its representatives or agents that occur after the date hereof on the Premises, except to the extent any such Claim arises from the gross negligence, recklessness or intentional misconduct of Naturade.

1.04 Third Party Services. During the Transition Period, Naturade and the Company agree that the Company will use commercially reasonable efforts to make available to Naturade the following services to the extent and as available to the Company immediately prior to the date of this Agreement, and other similar third party services as may be agreed from time to time related to the operation of the Premises and the transition of the Assets and related business to Naturade, all of which the parties acknowledge are to be rendered by third parties:

1.04.1	Internet Access

1.04.2	Security

1.04.3	Telecommunications/Facsimile (excluding cell phones, pagers and calling cards)

1.04.4 1.04.5 1.04.6 1.04.7 1.04.8	Telephones Telephone Numbers Utilities Maintenance/janitorial services for the Premises Certain Local Area Network/Wide Area Network

1.05 Additional Services. During the Transition Period, the Company agrees to provide to Naturade the following services and other similar services as may be agreed from time to time in addition to the services set forth in paragraph 1.04, to the extent such services are available as of the date hereof:

1.05.1	Management Services (excluding the services of Mr. David Brown)

1.05.2 1.05.3 1.05.4 1.05.5 1.05.6 1.05.7 1.05.8 1.05.9	Sales and Marketing Services Accounting Services Computing Services Customer Service Order Fulfillment Services E-mail Local Area Network/Wide Area Network Management Information Systems

1.06 Employee Matters. Naturade and the Company acknowledge that the Company intends to make available its employees as of the date of this Agreement to perform the services provided for in Sections 1.04 and 1.05. Naturade and the Company further acknowledge that it may be difficult for the Company to retain its employees due in part to the short-term nature of the services to be performed. Naturade and the Company agree that the Company is not obligated to retain the services of its employees and that the Company’s obligation to provide the services set forth in Sections 1.04 and 1.05 is subject to the reasonable availability of the Company’s employees at the date of this Agreement. If additional personnel is needed to perform the services provided for in Sections 1.04 and 1.05, Naturade shall be responsible to arrange for and pay such personnel, and the Company agrees to provide reasonable supervisory services. Naturade shall reimburse the Company for any costs incurred in connection with making special arrangements intended to retain any employees to perform the services provided for in Sections 1.04 and 1.05 provided that Naturade has approved such special arrangement in advance of its implementation.

1.07 Limitation on Liability. The Company agrees to perform the services required hereunder in a manner similar to its performance of such services prior to the date hereof and to use the same degree of care in rendering services under this Agreement as it utilizes in rendering such services for its own operations. Neither the Company nor its subsidiaries or affiliates will be liable for any lost profits or special, incidental, consequential or exemplary damages as a result of the performance of or failure to perform the services contemplated to be performed by it pursuant to this Agreement.

1.08 Payments. The costs to be paid by Naturade for the services rendered pursuant to this Agreement as set forth on Exhibit A are hereinafter referred to collectively as the “Transition Costs.” Naturade must pay the fixed Transition Costs in two equal monthly installments with the first installment due on the first business day of each month and the second due on the 15th of each month (or, if not a business day, on the business day preceding the 15th. Naturade must pay on the Closing Date the pro-rated amount of the first installment due of the fixed Transition Costs for the month in which the Closing Date occurs. Naturade must pay the variable Transition Costs, on a bi-weekly basis, to the Company for each 30-day period from the date hereof until the end of the Transition Period, except that Naturade must pre-pay the bi-weekly payroll and consulting fees included in the variable Transition Costs. To the extent practicable, the Company agrees to invoice Naturade for the out-of-pocket costs agreed to by Naturade and paid to any third party for any service or support provided under this Agreement on a weekly or bi-weekly basis, with payment due to the Company within seven days from the date of the invoice. The Company agrees, at the request of Naturade, to provide reasonable access upon reasonable notice to appropriate documentation to support third party charges reflected on any invoice with respect to any services provided under this paragraph.

1.09 Relationship of Parties. The relationship between the parties is only that of a independent commercial entities. Neither party is the agent or legal representative of the other party, and neither party has the right or authority to bind the other party in any way. This Agreement creates no relationship as partners or a joint venture, and creates no pooling arrangement.

1.10 Governing Law and Venue. This Agreement shall be interpreted and enforced according to the laws of the State of California, without application of its conflict of law or choice of law rules. The parties hereto each, to the fullest extent it may effectively do so under applicable law, irrevocably (i) submits to the exclusive jurisdiction of any court of the State of California or the United States of America sitting in the Counties of Los Angeles or Orange over any suit, action or proceeding arising out of or relating to this Agreement, (ii) waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the establishment of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and (iii) agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in the courts of the United States of America or the State of California (or any other courts to the jurisdiction of which such party is or may be subject) by a suit upon such judgment.

1.11 Assignment. Neither party shall assign or transfer this Agreement, or any portion thereof, without the other party’s prior written consent.

1.12 Counterparts. This Agreement may be executed in several counterparts that together shall be originals and constitute one and the same instrument.

1.13 Waiver. The failure of either party to enforce any of its rights hereunder or at law shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against the other party, unless such failure or waiver is in writing.

1.14 Severability. If any provision, or part thereof, of this Agreement is judicially declared invalid, void or unenforceable, each and every other provision, or part thereof, nevertheless shall continue in full force and effect, and the unenforceable provision shall be changed or interpreted so as best to accomplish the objectives and intent of such provision within the limits of applicable law.

1.15 Attorney’s Fees. In the event a dispute arises regarding this Agreement, the prevailing party shall be entitled to its reasonable attorney’s fees and expenses incurred in addition to any other relief to which it is entitled.

1.16 Notice. Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of facsimile, or three business days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the address of each party hereto shall be as set forth in the first paragraph of this Agreement or, as to any party, such other address as shall be designated by such party in a written notice delivered to the other parties hereto.

1.17 Further Assurances. The parties agree to execute such additional documents and perform such acts as are reasonably necessary to effectuate the intent of this Agreement.

1.18 Entire Agreement. This Agreement constitutes the entire agreement among the parties regarding the subject matter hereof, and supersedes all prior or contemporaneous understandings or agreements, whether oral or written, regarding the subject matter hereof. This Agreement shall be modified or amended only by a writing signed by Naturade and the Company.

1.19 Recitals. The parties agree that each and every recital of this Agreement shall be a covenant and agreement as well as a recital of this Agreement.

1.20 Authority. Each of the Company and Naturade represents and warrants that such party has the authority from its respective governing bodies to enter into this Agreement and to bind its respective company to all the terms and conditions of this Agreement.

1.21 Captions. The captions of the Sections in this Agreement are for convenience

EXECUTED as of the date first written above.

Naturade:
Naturade, Inc., a Delaware corporation By: /s/Stephen M. Kasprisin Name: Stephen M. Kasprisin

Title: CFO

COMPANY:
Symco, Incorporated a Nevada corporation By:/s/ Douglas Wyatt Name: Douglas Wyatt Title: CEO Symbiotics, Inc., an Arizona corporation By:/s/ Douglas Wyatt Name: Douglas Wyatt Title: CEO

EXHIBIT A
TRANSITION COSTS

Fixed Transition Costs:			Per Month
G&A Corporate			$—
S&M-Marcom			$500
S&M-Direct Reps			$—
S&M Inbound			$1,300
S&M Outbound			$500
S&M Customer Service			$500
S&M Operations			$3,500
S&M Distribution			$3,500
R&D			$—
G&A Legal			$—
G&A Accounting			$1,700
G&A IT			$—
G&A Officers			$—
Building Rent			$8,500
Total Fixed Transition Costs			$20,000

Variable Transition Costs:
Salary & Benefits:			Max/Month
		G&A Corporate	$—
		S&M-Marcom	$5,500
		S&M-Direct Reps	$—
		S&M Inbound	$21,750
		S&M Outbound	$12,500
		S&M Customer Service	$4,750
		S&M Operations	$1,500
		S&M Distribution	$13,000
		R&D	$—
		G&A Legal	$—
		G&A Accounting	$18,000
		G&A IT	$—
		G&A Officers	$—
		Maximum Salary & Benefits	$77,000

Freight-Inbound			4% of receipts
Freight-Outbound			5% of shipments
Commissions-Brokers			2.5% of shipments
Commissions-In House			3% of shipments
	Merchant Fees		Actual incurred
Naturade will pay Transition Costs based upon following:
	1	Would pay a fixed fee of $20,000 per month, plus
	2	Actual salary and benefits up to a max, excess requires approval, plus,
	3	Actual freight in and out, plus,
	4	Actual commissions.